Exhibit 5.1

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019

November 1, 2004

Polypore, Inc., on behalf of the Registrants
13800 South Lakes Drive
Charlotte, NC  28273

Re:	Registration Statement on Form S-4
File No. 333-119224

Ladies and Gentlemen:

We have acted as counsel to Polypore, Inc. (the “Company”), Daramic, LLC, Celgard, LLC and Daramic International, Inc. (collectively, the “Registrants”) in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (File No. 333-119224) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of $225,000,000 aggregate principal amount of 8 ¾% Senior Subordinated Dollar Notes due 2012 and €150,000,000 aggregate principal amount of 8 ¾% Senior Subordinated Euro Notes due 2012 (collectively, the “New Notes”) offered in exchange for all outstanding 8 ¾% Senior Subordinated Dollar Notes due 2012 and all outstanding 8 ¾% Senior Subordinated Euro Notes due 2012, originally issued and sold in reliance upon an exemption from registration under the Securities Act (collectively, the “Original Notes”).

The Original Notes were, and the New Notes will be, issued under an Indenture, dated as of May 13, 2004 (the “Indenture”), by and between the Registrants and The Bank of New York, as trustee (the “Trustee”).  The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement (the “Exchange Offer”).

In so acting and for the purposes of rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the New Notes, the Indenture and such other records of the Registrants as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates of the Registrants submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements (including the New Notes and the Indenture) by all parties thereto and the binding effect of such documents on such parties other than the binding effect of the New Notes and the Indenture on the Registrants; (iv) the legal right and power of all such parties other than the Registrants under all applicable laws and regulations to enter into, execute and deliver such agreements and documents; and (v) the capacity of natural persons.  As to all questions of fact material to such opinions, we have relied without independent check or verification upon representations contained in the New Notes and the Indenture; certificates of the Registrants and their respective officers, employees, agents and representatives; and certificates of public officials.

We have also assumed that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture and is qualified and eligible under the terms of the Indenture to act as trustee thereunder; that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organization and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the New Notes have been duly authorized by the Company, and when the New Notes have been duly executed by the proper officers of the Company, duly authenticated by the Trustee, and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, the New Notes will constitute legal, valid and binding obligations of the Company, entitled to the benefits of, and subject to the provisions of, the Indenture and will be enforceable against the Company in accordance with their terms.

The opinions set forth above are qualified in that the legality or enforceability of the New Notes and the Indenture may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York and the Federal laws of the United States.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and related prospectus filed with the Securities and Exchange Commission and to the reference to us under the caption “Legal matters” therein.

Very truly yours,

/S/ WILLKIE FARR & GALLAGHER LLP